Exhibit 10.36

English Summary Translation of

Separation Agreement and Release between Sébastien Robitaille and DBV Technologies S.A.

Date: October 30, 2023

Parties: DBV Technologies S.A. (the “Company”) and Sébastien Robitaille

In connection with Mr. Robitaille’s departure from his position as Chief Financial Officer of the Company, among other things:

•	Mr. Robitaille will continue to serve as an executive officer of the Company until November 17, 2023;

•

Certain equity incentive awards that were granted to Mr. Robitaille, and that would have otherwise been forfeited due to his departure from the Company, will vest on October 13, 2023 in accordance with the Separation Agreement. These equity awards consist of 35,000 restricted stock units.

•

Mr. Robitaille will be entitled to a severance payment of $425,527.45, a portion of his 2023 bonus in the amount of $99,479.60 and continuation of medical benefit coverage for a period of 3 months following his departure.

•	Mutual releases, subject to customer exceptions, and mutual covenants not to disparage.

The Company is prohibited under applicable French law from disclosing any further details of Mr. Robitaille’s departure and this summary does not purport to be complete.